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                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT made and entered into effective this ____ day of __________, 1997, by and among CENTRAL PARKING CORPORATION, INC., a Tennessee corporation ("Parent"), CENTRAL PARKING SYSTEM, INC., a Tennessee corporation wholly owned by Parent, with its principal place of business in Nashville, Tennessee, ("EMPLOYER"), and BRETT HARWOOD, ("EMPLOYEE").


                              W I T N E S S E T H

         WHEREAS, the parties hereto have reached an understanding as to their contract of employment, and desire to reduce same to writing.

         NOW, THEREFORE, in consideration of the premises, the parties hereto have agreed as follows:

         1. EMPLOYER does hereby employ EMPLOYEE as Executive Vice President of EMPLOYER. EMPLOYER agrees to make available an office to EMPLOYEE at one of its locations in New Jersey within the New York metropolitan area in connection with the performance by EMPLOYEE of the duties set forth in
Section 2.

         2. EMPLOYEE agrees to serve in the capacity referenced in paragraph 1 to perform all the duties required thereof, including but not limited to, marketing, acquisition of new parking opportunities (whether in the form of acquisition of fee, leases or management agreements), supervising personnel reasonably necessary to perform his duties hereunder, maintaining true and correct records, reporting same to EMPLOYER as required, and to devote substantial time and best efforts thereto necessary to perform such services.

         3. EMPLOYER agrees to pay commencing with the date hereof EMPLOYEE for said services the sum of Two Hundred Thousand Dollars ($200,000.00) gross per annum (Base), plus incentive compensation (the "Incentive Compensation") as set forth below:

                 - 10% of all Gross Operating Income (NOI less 5% of operating expenses G&A burden) derived from new leases or 10% of pre tax operating profit from newly acquired companies, in each case where EMPLOYEE was primarily responsible for such lease or acquisition.

                 - 10% of all Gross Operating Income (NOI less 5% of operating expenses G&A burden) derived from new management agreements where EMPLOYEE was primarily responsible for securing the management agreement.
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                 -        Incentive compensation will be paid to EMPLOYEE for
                          the greater of the period during which EMPLOYEE is employed by EMPLOYER or any of its affiliates, or for five years from the date of commencement of operation pursuant to the lease or management agreement (the "Incentive Compensation Period"), provided, however,
                          (a) In the event that Employee leaves the employ of the Company during the Term of Employment as defined in Section 5, the Employee shall be entitled to the Incentive Compensation for the period during which he was employed, and for an additional period following the termination of his employment up to an aggregate duration not to exceed two and one half (2 1/2) years from the date of commencement of operation pursuant to the lease or management agreement, provided that during such period of time after termination of employment, the Employee complies with the noncompetition provisions of subsection (i) of Section 6 of this Agreement for the period during which Employee is paid Incentive Compensation (the "General Noncompete"); and (b) In the event that Employee is not offered renewal of the Term of Employment at the end of three (3) years, or in the event that Employee is offered such renewal and does not elect to continue his employment, the Employee shall be entitled to continue to receive the Incentive Compensation for the full Incentive Compensation Period, provided that Employee abides by the provisions of the General Noncompete during the payment of Incentive Compensation following termination of his employment.

                 - Incentive Compensation will be paid to EMPLOYEE annually within forty-five days after the EMPLOYER'S fiscal year end.

         4. EMPLOYER agrees that with respect to the acquisition of any real estate or the equity interest in a corporation, partnership or joint venture substantially all of its assets of which are real estate or real estate interests (a "Real Estate Company") by EMPLOYER or any affiliate of EMPLOYER including Parent (collectively the "EMPLOYER AFFILIATED GROUP") resulting primarily from the efforts of EMPLOYEE, EMPLOYER shall provide or cause to be provided the opportunity for EMPLOYEE or at his direction his immediately family or an entity of which at least 75% of its equity interests is beneficially owned by EMPLOYEE and his family (collectively the "EMPLOYEE AFFILIATED GROUP") to acquire 25% (or such lesser amount as the EMPLOYEE determines) of the equity interest in such real estate or Real Estate Company on the same terms and conditions as the EMPLOYER AFFILIATED GROUP.

         For all opportunities generated by EMPLOYEE in the form of the fee acquisition of EMPLOYER leasehold interests and the subsequent realization of value above the value of such asset operated as a parking facility, EMPLOYEE or EMPLOYEE'S affiliates will be entitled to participate in realization of such property value maximization.

         EMPLOYER agrees to lend EMPLOYEE up to an aggregate of $10 million in order to assist EMPLOYEE in making the necessary investments related to the opportunities described hereinabove. Such loans shall bear interest at NationsBank Prime plus 2% (provided, however, that the minimum interest rate shall be 10%), shall only be secured by EMPLOYEE AFFILIATED GROUP interest in the properties and shall be payable at such times as EMPLOYER and EMPLOYEE may agree. In the event the EMPLOYER AFFILIATED GROUP sells part or all of its interest in the real estate or the Real Estate Company, EMPLOYER shall provide the EMPLOYEE AFFILIATED GROUP through EMPLOYEE the opportunity to participate in the sale pro rata based on their respective interests on the same terms and conditions.

         5. This contract shall have a term of three (3) years, but may be terminated immediately by EMPLOYER upon the commission by EMPLOYEE of an act involving theft, embezzlement, fraud, intentional mishandling of Company funds or any other material act or





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omission which is materially injurious to the financial condition or business reputation of EMPLOYER.

         6. It is understood and agreed that in the course of employment, EMPLOYEE will become familiar with EMPLOYER'S clientele, contracts, and methods of operation. In consideration thereof, and as part of the consideration for this agreement, EMPLOYEE agrees that except as provided in Annex A, during the term hereof he will not, directly or indirectly, as an individual or through any other person or entity, participate as an employee, director, consultant, owner, advisor or in any other capacity in the same or similar business as the EMPLOYER during the term hereof and (i) for a period of one (1) year from the expiration of his employment hereunder without geographical limitation and (ii) for a period of five (5) years following expiration of the Term of Employment hereunder with Parent or Square Industries, Inc. ("Square") with respect to parking locations owned, leased or managed by Parent or Square during said five year period.

         7. A. EMPLOYER shall provide health, disability and life insurance, automobile allowance, and profit sharing and other benefits on terms no less favorable than EMPLOYER'S Senior Vice Presidents, in accordance with the ordinary policies of EMPLOYER, as the same may be modified from time to time. The automobile allowance to be provided to EMPLOYEE shall at his option be either (i) $600 per month or the provision of an automobile of the same model and type as made available as the other Senior Vice Presidents of EMPLOYER. In addition, EMPLOYEE shall be entitled to receive options under the Parent's Stock Option Plan to purchase 10,000 shares of the Company's Common Stock on each of (i) the date of the commencement of employment and (ii) the first anniversary date of such date. Each option shall be exercisable in five equal installments with the installments of the first option to vest on September 30 of each of 1997, 1998, 1999, 2000 and 2001 and the installments of the second option to vest on September 30 of each of 1998, 1999, 2000, 2001 and 2002.

                 B. In the event of a disability resulting in the termination of EMPLOYEE's employment, EMPLOYEE shall be entitled to the disability payments provided under the disability policy provided in Section 7 in lieu of the compensation provided in Section 3 hereunder. In the event of the death of EMPLOYEE during the term of his employment, the Incentive Compensation provided in Section 3 shall continue to be paid to his heirs under the terms hereof for the period provided therein.

                 C. EMPLOYER and Parent agree that EMPLOYEE during the term of this Agreement shall be the representative of the Parent to the National Parking Association and EMPLOYER or Parent shall bear all related fees and expenses with respect to such representation.

         8. In the event of a Change of Control of EMPLOYER or PARENT and the failure thereafter of EMPLOYER to continue to offer EMPLOYER employment on the same terms and conditions set forth herein, EMPLOYEE shall be entitled to a lump sum payment at the time of termination of three (3) years of the latest year's annual compensation immediately prior to the Change of Control, provided EMPLOYEE agrees to abide by the non-compete provisions of paragraph 6 of this Agreement. A Change of Control shall mean the acquisition





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within a 12 month period by a person or persons not affiliated with EMPLOYER or
Parent of all the outstanding shares of capital stock of EMPLOYER or PARENT.

         9. Any dispute among the parties hereto shall be settled by binding arbitration in Newark, New Jersey in accordance with the then effective rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs from the opposing party, including reasonable legal fees and expenses.

         10. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey.

         11. PARENT agrees to cause EMPLOYER to perform the terms and conditions of this Agreement.

         WITNESS our hands the day and date first above written.

                                        CENTRAL PARKING SYSTEM

                                        By:
                                           -------------------------------------

ATTEST                                  Title:
                                              ----------------------------------


                                        CENTRAL PARKING CORPORATION

                                        By:
-----------------------------------        -------------------------------------
APPROVED
                                        Title:
                                              ----------------------------------


-----------------------------------     ----------------------------------------
APPROVED                                      BRETT HARWOOD





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                                   ANNEX A

                    EXCLUSIONS FROM NONCOMPLETE AGREEMENT

        1. EMPLOYEE may acquire, own and lease real estate used in the Business in the Noncompete Area, provided that Central Parking Corporation is offered right to first refusal to operate or manage parking located thereon unless the real estate subject to an existing agreement at the time of the acquisition, in which case, Central Parking Corporation's right of first refusal will be delayed until the termination of such existing agreement.

        2. EMPLOYEE may continue to own and lease real estate currently owned or leased by corporations of which EMPLOYEE is a shareholder and Director within the Noncompete Area with parking operations, provided that Central Parking Corporation is offered right of first refusal to operate or manage parking located thereon. The parties acknowledge that the currently owned properties consist of the following:

                  Location                              City/State
                  --------                              ----------
             206 E. 59th Street                       New York/NY
             135 Sip Avenue                           Jersey City/NJ
             801 Pavonia                              Jersey City/NJ
             275 Washington Street                    Boston/MA
             421 North Seventh Street                 Philadelphia/PA
             1919 Market Street                       Philadelphia/PA

For purposes of this Confidentiality and Noncompete Agreement, Central Parking shall notify EMPLOYEE of its intention to exercise its right to first refusal as provided in paragraphs 1 or 2 above within fifteen (15) business days of its receipt of notice of such right.

        3. EMPLOYEE will be permitted to practice law and have clients and if such clients include parking service providers or parking owners, EMPLOYEE will seek EMPLOYER's consent, where such consent will not be unreasonably withheld.